UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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American Eagle Outfitters, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

May 27, 2003

and

PROXY STATEMENT

IMPORTANT

Please mark, sign and date your proxy and promptly return it in the enclosed envelope.

No postage is necessary if mailed in the United States.

American Eagle Outfitters, Inc.

150 Thorn Hill Drive

Warrendale, Pennsylvania 15086-7528

724-776-4857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2003

April 10, 2003

To the Stockholders of

American Eagle Outfitters, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), will be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on May 27, 2003, at 1:00 p.m., local time, for the following purposes:

1.	To elect four class II directors, each for a term of three years or until their successors are duly elected and qualified;

2.	To approve the Company’s Management Incentive Plan, as amended, as required by IRC Section 162(m);

3.	If presented at the Annual Meeting, to vote on a stockholder proposal regarding adoption of human rights standards based on international labor organization conventions; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, please sign, date, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Neil Bulman, Jr.

Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2003

This Proxy Statement is furnished to the stockholders of American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on May 27, 2003, at 1:00 p.m., local time, at the Loews Regency Hotel, 540 Park Avenue, New York, New York, and at any adjournment thereof. It is being mailed to the stockholders on or about April 16, 2003.

All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders’ directions. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (Attention: Neil Bulman Jr., Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

Stockholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At March 31, 2003, the Company had outstanding 71,053,177 shares of Common Stock, with $.01 par value, entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the election of directors, but not on non-routine matters.

The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock voting on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Ownership of Common Stock

The following table shows, as of March 1, 2003, certain information with regard to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each nominee for director; (iv) each executive officer named in the summary compensation table below; and (v) all directors, nominees and executive officers as a group.

	Shares Beneficially Owned (1)
	Number	Percent
5% Beneficial Owners

SEI, Inc. (3)	4,798,819	6.4%

FMR Corp. (2)	5,336,889	7.2%

Ari Deshe (3) (4)	5,939,194	8.0%

Jay L. Schottenstein (3) (4)	10,167,017	13.7%

Geraldine Schottenstein (3)	10,489,659	14.1%

Directors, Nominees and Executive Officers

Ari Deshe (3) (4)	5,939,194	8.0%

Jon P. Diamond (3) (4)	2,795,588	3.8%

Martin P. Doolan (4)	114,000	*

Gilbert W. Harrison (4)	60,675	*

Michael G. Jesselson (4)	94,500	*

Thomas R. Ketteler (4)	40,000	*

George Kolber (4)	82,884	*

Howard Landon (4)	86,610	*

Michael J. Leedy (4)	139,933	*

John L. Marakas (4)	97,500	*

Roger S. Markfield (4)	1,145,637	1.5%

Robert R. McMaster	—	*

Susan P. Miller (4)	71,153	*

James V. O’Donnell (4)	359,457	*

Jay L. Schottenstein (3) (4)	10,167,017	13.7%

David W. Thompson (4)	112,050	*

Gerald E. Wedren (4)	55,500	*

Laura A. Weil (4)	282,012	*

Larry M. Wolf	500	*

All directors, nominees and executive officers as a group (22 in group)	19,106,729	25.7%

*    Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned. The percent is based upon the 71,059,987 shares outstanding at March 1, 2003, and 3,372,244 as to which the Directors and Executive Officers have the right to acquire upon options exercisable within 60 days of March 1, 2003.

(2)	Based on a Schedule 13G filed on February 14, 2003 by FMR Corp., parent of Fidelity Management & Research Company, includes 315,439 shares with sole power to vote and 5,336,889 shares with sole power to dispose or direct the disposition of. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(3)	Members of the Schottenstein-Deshe-Diamond families beneficially own a total of 19,710,615 shares of the Company, or 26.5% as of March 1, 2003. Family members include Geraldine Schottenstein, Jay Schottenstein, Ann Deshe, Susan Diamond, Lori Schottenstein, Saul Schottenstein, and each of their spouses if married. Geraldine Schottenstein is the mother and Saul Schottenstein is the uncle of Jay Schottenstein, Ann Deshe, Susan Diamond and Lori Schottenstein. The families own all of the stock of SEI, Inc., formerly Retail Ventures, Inc. Jay Schottenstein serves as Chairman and Chief Executive Officer of SEI, Inc. and has or shares voting power for 69.9% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 4,798,819 shares of the Company held by SEI, Inc., and they are included under his name in the table. Jay Schottenstein has shared voting power as trust advisor of trusts that own 4,144,062 shares and has sole voting power and power to sell as trustee of a trust that owns 224,303 shares, which are also included under his name in the table. Geraldine Schottenstein has sole voting power and power to sell as trustee of a trust that owns 2,940,716 shares and has sole power to sell as trustee of trusts that own 7,324,639 shares, and in each case all of the shares are included under her name in the table. Ann Deshe has shared voting power as trust advisor of trusts that own 3,180,578 shares and has sole power to sell as trustee of a trust that owns 1,797,327 shares. Susan Diamond has shared voting power as trustee of a trust that owns 1,797,327 shares and has sole voting power and power to sell as trustee or trust advisor of trusts that own 896,640 shares. The business address for each of SEI, Inc. and the members of the Schottenstein-Deshe-Diamond families is 1800 Moler Road, Columbus, Ohio 43207-1698.

(4)	Includes the following shares for options exercisable within 60 days of March 1, 2003: Mr. Deshe—107,250; Mr. Diamond—98,250; Mr. Doolan—114,000; Mr. Harrison—60,000; Mr. Jesselson—43,125; Mr. Ketteler—40,000; Mr. Kolber—6,000; Mr. Landon—36,134; Mr. Leedy—79,514; Mr. Marakas—78,000; Mr. Markfield—822,103; Ms. Miller—46,809; Mr. O’Donnell—327,600; Mr. J. Schottenstein—993,934; Mr. Thompson—107,250; Mr. Wedren—55,500; and Ms. Weil—249,900; and directors and officers as a group—3,372,244.

PROPOSAL ONE:    ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. The Nominating and Corporate Governance Committee of the Board of Directors has nominated four candidates to be elected at the Annual Meeting to serve as Class II Directors for three-year terms ending at the 2006 annual meeting or when their successors are duly elected and qualified. Of the nominees, Messrs. Marakas and Wedren are currently directors of the Company and Messrs. McMaster and Wolf are first time nominees, each of whom is independent. The terms of the remaining nine Class III and Class I Directors expire at the annual meetings to be held in 2004 and 2005.

The enclosed proxy, if returned duly executed and not revoked, will be voted as specified in the proxy, or if no instructions are given will be voted FOR each of the nominees listed below. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee, in which event the proxy will be voted FOR such substitute nominee. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and each incumbent director is set forth below as of March 1, 2003, including age, principal occupation, a brief description of business experience during at least the last five years, and other directorships.

Information Regarding Nominees For Class II Directors With Terms Expiring in 2006

John L. Marakas, age 76, has been retired since April 1991. Prior to his retirement, Mr. Marakas served as President and a Director of Nationwide Corporation, an insurance and financial services holding company, from March 1972 to April 1990, and as President and a Director of Nationwide Life Insurance Company, from September 1981 to April 1991. Mr. Marakas has been a Director of the Company since April 1994.

Robert R. McMaster, age 54, has served as President and Chief Executive Officer of ASP Westward, LLC and ASP Westward L.P., companies that own over fifty-five community newspapers in Texas and Colorado, since December 2002. Prior to that time, he served as Chairman and Chief Executive Officer of the companies’ predecessors, Westward Communications Holdings, LLC and Westward Communications, LP from June 1997 to December 2002. Mr. McMaster held various positions at KPMG in Columbus, Ohio from May 1970 to June 1997, including Audit Department Partner-In-Charge, Office Managing Partner and Ohio Valley Area Managing Partner. He also served as a member of KPMG’s Management Committee from 1992 to 1997.

Gerald E. Wedren, age 66, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren has been Managing Partner of Tavern Real Estate Limited Partnership and Wedren Associates, which owns and leases properties in the Washington and Baltimore area, since 1988. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren is also a Director of Tavern Realty Co.

Larry M. Wolf, age 67, has been retired since 1997 after serving with The Rouse Company for thirty-five years. Mr. Wolf held various positions at The Rouse Company including Director of Merchandising and Creative Services from 1993 to 1997 and Director of Retail Leasing for twenty-one years from 1972 to 1993. He was also promoted to Senior Vice President in 1978. Since his retirement, Mr. Wolf has been providing consulting services to retailers, restaurants and community organizations.

Information Regarding Class III Directors With Terms Expiring in 2004

Jon P. Diamond, age 45, has been a Director of the Company since November 1997. Since 1996, Mr. Diamond has served as President and Chief Operating Officer of Safe Auto Insurance Company, a property and casualty insurance company and as Executive Vice President and Chief Operating Officer from 1993 to 1996. Mr. Diamond served as Vice President of Schottenstein Stores Corporation, a private company owned by the Schotttenstien-Deshe-Diamond families (“SSC”), from March 1987 to March 1993 and served in various management positions with SSC since 1983. He also serves on the Board of Directors of Value City Department Stores, Inc., a company that operates a chain of off-price department stores which are 56.3% owned by SSC, with the remaining shares publicly-held and traded on the New York Stock Exchange (“VCD”).

Martin P. Doolan, age 63, has been a Director of the Company since August 1995. Since 1982, Mr. Doolan has served as Chairman and CEO of Mulitech Enterprises, Inc., a company that provides management services for financially distressed companies. Mr. Doolan served VCD as Vice Chairman from July 1999 to March 2002 and as President and Chief Executive Officer from July 1997 to June 1999. He also served as a Director of VCD from July 1997 to March 2002. Prior to joining VCD, Mr. Doolan served as Chairman, President and Chief Executive Officer of U.S. Netting, Inc., a manufacturer of plastic extruded filtration netting headquartered in Austin, Texas. He served as Chairman of Bestop, Inc., an automotive convertible top manufacturer from 1988 to June 1995. He has also served as Chief Executive Officer of a number of other companies including Walt’s

Radiator and Muffler, Inc., an automotive retail service and distribution chain; Sun Engine, a remanufacturer of domestic automobile engines; Pilliod Cabinet Corp., a furniture manufacturer; and Sunwest International, a brass door and hardware manufacturer.

Gilbert W. Harrison, age 62, has served as a Director of the Company since July 1997. Mr. Harrison is Chairman of Financo, Inc., an investment and banking firm founded in 1971. Financo provides financial advisory, restructuring and consulting services to retail, apparel and other merchandise-related companies. Mr. Harrison is also a founding partner of Mercantile Capital Partners Fund LP, a private equity fund. Mr. Harrison serves on the Board of the Educational Foundation of the Fashion Institute of Technology, the Board of The Wharton School of the University of Pennsylvania, and the Board of the Peggy Guggenheim Collection in Venice, Italy.

James V. O’Donnell, age 62, has served as Co-Chief Executive Officer of the Company since December 2002 and prior thereto as Chief Operating Officer for the Company since December 2000. Mr. O’Donnell became a member of the Board in December 2000. Prior to joining the Company, since December 1999, he served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992, he was a member of the Board of Directors and was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell is currently a member of the Advisory Board to the Villanova University College of Commerce and Finance, and a member of the Board of Directors of North America Media Engines, Inc. in Toronto, Canada.

Information Regarding Class I Directors With Terms Expiring in 2005

Ari Deshe, age 52, has been a Director of the Company since November 1997. Since 1996, Mr. Deshe has served as Chairman and Chief Executive Officer of Safe Auto Insurance Company, a property and casualty insurance company, and he served as President and Chief Executive Officer from 1993 to 1996. Prior to that, Mr. Deshe served as President of Safe Auto Insurance Agency from 1992 to 1993 and President of Employee Benefit Systems, Inc. from 1982 to 1992. He also serves on the Board of Directors of VCD.

Michael G. Jesselson, age 51, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions.

George Kolber, age 52, has served as Vice Chairman of the Company’s Board of Directors since December 1995. He served as Vice Chairman and Chief Executive Officer of VCD from December 2000 to March 2002. From December 1995 to December 2000, he served as Chief Operating Officer of the Company. Prior to joining the Company, he served as Vice President of SSC since 1979 and as Vice President of Administration of VCD from 1990 until 1993. Prior to that time, Mr. Kolber served as Vice President and Chief Financial Officer of Strauss Stores and R&S Strauss Associates. He has also served as Chairman of the Board of Directors of Penn Jersey Auto Stores and on the Board of Directors of Wieboldts Department Stores.

Roger S. Markfield, age 61, has served as Co-Chief Executive Officer of the Company since December 2002 and as President since February 1995. Mr. Markfield served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. He became a member of the Board in March 1999. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer from May 1992 to April 1993. From

1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Mens. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc.

Jay L. Schottenstein, age 48, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served since March 1992 as Chairman and Chief Executive Officer of SSC, a privately-held company with interests in retailing, real estate, and manufacturing. He has also served as Chairman since March 1992 and as Chief Executive Officer from April 1991 through July 1997, of VCD. Mr. Schottenstein served as Vice Chairman of SSC since 1986 and as a director of SSC since 1982. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the brother-in-law of Ari Deshe and Jon P. Diamond.

Information Concerning Board of Directors

During the fiscal year ended February 1, 2003 (“Fiscal 2002”), the Board of Directors met four times. Directors who are not employees are paid $2,000 for each Board and Committee meeting attended and $1,000 for each telephonic meeting, with a minimum annual compensation of $8,000. Directors who are employees of the Company do not receive separate compensation for serving as directors.

The Company’s 1999 Stock Incentive Plan, provides for the automatic grant of options to purchase 3,750 shares of common stock to each non-employee Director on the first trading day of each fiscal quarter. The exercise price for each option is the fair market value of the common stock on the date of grant. The exercise price must be paid either in cash or its equivalent. The Compensation Committee may permit exercise by tendering previously acquired shares or by other means approved by the committee. All of the options become exercisable one year after the date of grant and remain exercisable for a period of ten years from the date of grant, subject to earlier termination after termination of the option holder’s service as a Director of the Company. The options are transferable by the option holders either (i) if transferred without consideration to immediate family members or the entities they control or (ii) if such transfer is approved by the Compensation Committee.

The Board has a standing Audit Committee, a standing Compensation and Stock Option Committee (the “Compensation Committee”) and a standing Nominating and Corporate Governance Committee (“Nominating Committee”). The members of each standing committee are the same three independent directors. They are Michael G. Jesselson, John L. Marakas, and Gerald E. Wedren.

The function of the Compensation Committee is to consult with and advise the Chairman with respect to the Company’s compensation policies, including compensation of senior management. The Compensation Committee determines the number and terms of any stock options to be granted under the Company’s 1994 Stock Option Plan and 1999 Stock Incentive Plan. The Compensation Committee also administers the Company’s Management Incentive Plan. The Compensation Committee met six times in Fiscal 2002.

The Nominating Committee has the following authority and responsibilities: to review the management organization of the Company and succession plans for executive officers; to make recommendations to the Board concerning the election of executive officers; to make recommendations to the Board concerning the compensation of directors; to consider suggestions as to nominees for directors from any source, including stockholders, and nominate director candidates for election to the Board; to make recommendations to the Board concerning the appointment of the members and Chairman for each standing committee of the Board; to make recommendations to the Board concerning, and assist in, the evaluation of the performance of the Board; and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Nominating Committee met twice in Fiscal 2002.

The function of the Audit Committee is to recommend to the Board a firm of accountants to serve as the Company’s auditors and to review with the independent auditors and the appropriate corporate officers matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met seven times in Fiscal 2002. The Audit Committee is governed by a written charter approved by the Board of Directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements for the year ended February 1, 2003.

The audit committee also discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the codification of Statements on Auditing Standards 61, Communications with Audit Committees, as subsequently amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2003 for filing with the Securities and Exchange Commission.

Michael G. Jesselson, Audit Committee Member

John L. Marakas, Audit Committee Member

Gerald E. Wedren, Audit Committee Member

Executive Officers

The following persons are executive officers of the Company. For information regarding officers who are also Directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Laura A. Weil, age 46, has served as Chief Financial Officer of the Company since December 1995. Prior to joining the Company, she was a consultant to companies including SSC, from March 1995 to December 1995. From 1992 to 1995, she was Senior Vice President and the head of the retailing investment banking practice at Oppenheimer & Co., Inc. Prior to joining Oppenheimer, Ms. Weil held various executive positions at R.H. Macy & Co., Inc. from 1989 to 1992, including Vice President-Finance and Chief Financial Officer-Credit Operations. From 1988 to 1989 she was an executive with L’Herbier de Provence, a Paris-based cosmetics and toiletries retailer. From 1979 to 1981 and 1983 to 1988, Ms. Weil held various investment banking positions with Lehman Brothers and its predecessor Lehman Brothers Kuhn Loeb. Inc., including Vice President of the firm’s Merchandising group.

Joseph E. Kerin, age 57, has served as Executive Vice President Stores and Operations of the Company and its predecessors since January 1991. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President-Store Operations from October 1987 to October 1988, Vice President-General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979, and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975.

Howard Landon, age 57, has served as Executive Vice President of Production and Sourcing since April 2002. From February 1997 to April 2002, he served as Senior Vice President of Production and Sourcing and from January 1995 to February 1997 he served as Vice President of Production and Sourcing. Prior to joining the Company, Mr. Landon was Vice President of Cygne Design, a division of Ann Taylor, from May 1993 to January 1995. From September 1990 to May 1993, he was a Senior Vice President at Mast Industries, a division of The Limited, Inc. From January 1980 to May 1990, Mr. Landon was Chief Executive Officer of Strategy Fashions, Inc., a privately held sportswear company.

Michael J. Leedy, age 34, has served as Executive Vice President and Chief Marketing Officer since June 1999. From February 1995 to May 1999, he served as Vice President of Marketing. Prior to joining the Company, Mr. Leedy served as President of Method, Inc., a brand strategy firm providing consulting services to the Company and other leading retailers. Prior to leading Method, Inc., he held various positions with The Limited, Inc. in Columbus, Ohio.

Susan P. Miller, age 38, has served the Company as Executive Vice President, Merchandising since August 2002. From November 1997 to August 2002, she served as Vice President, General Merchandise Manager-Women’s. Prior to that time, Ms. Miller held various other positions with the Company, including Divisional Merchandise Manager-Women’s from June 1996 to November 1997 and Buyer-Women’s from June 1994 to June 1996. Prior to joining the Company, she held various merchandising/management positions at Joseph Horne Company in Pittsburgh, Pennsylvania from June 1986 to June 1994. Ms. Miller also serves as Chairman of the American Eagle Foundation.

George R. Sappenfield, age 52, has served as Executive Vice President of Real Estate since May 2002. Prior to joining the Company, he served as Senior Vice President of Asset Management at CBL & Associates Properties, Inc. from May 2000 to May 2002. Mr. Sappenfield held various positions with The Limited, Inc. from December 1983 to May 2000, including President of Real Estate. Prior to that time, he was associated with Melvin Simon & Associates from 1973 to 1983.

Dale E. Clifton, age 49, has served the Company and its predecessors as Controller since June 1986, as Chief Accounting Officer since October 1988, and as Vice President since October 1994. He served the Company and its predecessors as Assistant Controller from 1984 to June 1986. Prior to joining the Company, he worked as a Certified Public Accountant from 1975 to 1984 at Alpern, Rosenthal & Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2002, with the exception of one late Form 4 filing by each of Mr. Kolber, Mr. Markfield and Ms. Weil, all reporting persons complied with applicable filing requirements.

Executive Officer Compensation

The following table shows certain information regarding compensation earned during each of the last three fiscal years by the Company’s Chief Executive Officers and each of the Company’s four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation (2)		Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards	Options/ SARs(#)	All Other Compensation
	(1)			(3)		(4)
Jay L. Schottenstein (5)	2002	$250,100	None	None	30,000	None
Chairman	2001	$250,100	None	None	30,000	None
	2000	$254,900	None	None	225,000	None

Roger S. Markfield (6)	2002	$900,000	None	None	300,000	$14,600
President and Co-Chief	2001	$800,000	$688,800	$1,736,800	None	$12,100
Executive Officer	2000	$713,500	$3,254,000	None	None	$8,200

James V. O’Donnell (7)	2002	$800,000	None	None	None	$15,200
Co-Chief Executive Officer	2001	$712,500	$613,400	$1,736,800	None	$3,800
	2000	$153,300	None	None	900,000	None

Susan Miller (8)	2002	$460,000	None	None	58,334	$11,700
Executive Vice President –	2001	$351,000	$180,800	$260,500	None	$11,300
Merchandising	2000	$305,800	$200,000	$138,400	None	$4,100

Laura A. Weil	2002	$430,000	None	None	None	$11,600
Executive Vice President	2001	$400,000	$241,100	$354,300	100,000	$11,000
and Chief Financial Officer	2000	$372,100	$265,000	$276,800	90,000	$5,400

Howard Landon	2002	$425,000	None	None	35,000	$12,400
Executive Vice President,	2001	$326,400	$111,900	$173,700	None	$10,600
Production and Sourcing	2000	$305,800	$112,500	$92,300	None	$5,700

Michael J. Leedy (9)	2002	$410,000	None	None	40,000	$11,200
Executive Vice President –	2001	$350,000	$150,700	$260,500	None	$11,800
Marketing	2000	$305,800	$200,000	$138,400	None	$4,000

(1)	2002 and 2001 refer to the fifty-two week periods ended February 1, 2003 and February 2, 2002, respectively. 2000 refers to the fifty-three week period ended February 3, 2001.

(2)	While the named executive officers enjoy certain perquisites, for Fiscal 2002, Fiscal 2001 and Fiscal 2000, these did not exceed the lesser of $50,000 or 10% of each executive officer’s salary and bonus.

(3)	The value of the restricted stock included in the Summary Compensation Table is based on the fair market value at the date of grant. A portion of the shares granted on April 25, 2001 vested on March 11, 2002. A portion of the shares granted in 2000 vested on March 28, 2001. Based on the fair market value at February 1, 2003 of $17.00 per share, the value of the restricted stock awarded for: Mr. Markfield was $836,400 for 2001; Mr. O’Donnell was $836,400 for 2001; Ms. Miller was $125,290 for 2001 and $153,000 for 2000; Ms. Weil was $170,629 for 2001 and $306,000 for 2000; Mr. Landon was $83,640 for 2001 and $102,000 for 2000; and Mr. Leedy was $125,460 for 2001 and $153,000 for 2000.

(4)	Includes the amount of employer matching and supplemental contributions allocated to each executive’s account under the Company’s qualified defined contribution plan as well as term life insurance premiums paid on behalf of the executive during Fiscal 2002, Fiscal 2001 and Fiscal 2000.

(5)	Jay L. Schottenstein is also Chairman of SSC and VCD. Mr. Schottenstein served as Chief Executive Officer of the Company until December 2002. He does not devote his full business time to the Company.

(6)	Mr. Markfield is employed pursuant to an employment agreement dated September 8, 1999. His agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $600,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 300,000 restricted shares and options for 900,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. It provides for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company. The Compensation Committee may increase Mr. Markfield’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

(7)	Mr. O’Donnell is employed pursuant to an employment agreement dated November 20, 2000. His agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $712,452, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 300,000 restricted shares and options for 900,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. It provides for severance payments equal to one year of base salary and continued medical coverage in the event of a non-cause termination by the Company. The Compensation Committee may increase Mr. O’Donnell’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

(8)	Ms. Miller is employed pursuant to an employment agreement dated August 4, 2002. The agreement has an initial term of two and one-half years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $500,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during each year of the initial term of up to 16,667 restricted shares and options for 58,334 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. The Compensation Committee may increase Ms. Miller’s base salary at their discretion and make additional grants of restricted stock and options.

(9)	Mr. Leedy is employed pursuant to an employment agreement dated October 26, 1999. The agreement has an initial term of three years and continues from year to year thereafter, subject to earlier termination by either party. It provides for an annual base salary of at least $250,000, eligibility for an annual cash bonus under the Company’s Management Incentive Plan, recommended grants during the initial term of up to 45,000 restricted shares and options for 120,000 shares under the Company’s 1999 Stock Incentive Plan, and other fringe benefits. The Compensation Committee may increase Mr. Leedy’s base salary at their discretion and make additional grants of restricted stock and options following the initial term.

Option/SAR Grants In Last Fiscal Year

The following table sets forth certain information regarding individual grants of stock options in Fiscal 2002 to each of the Company’s most highly compensated executive officers disclosed in the Summary Compensation Table.

Name	Options/ SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date	Grant Date Present Value $ (1)
Jay L. Schottenstein	30,000	2.0%			$24.35	April 15, 2012		$408,915
Roger S. Markfield	300,000	19.6%			$24.35	April 15, 2012		$4,089,150
James V. O’Donnell	—	—			—	—		—
Susan P. Miller	50,000 8,334	3.3 0.5	% %	$ $	24.35 14.72	April 15, 2012 September 04, 2012	$ $	681,525 72,575
Laura A. Weil	—	—			—	—		—
Howard Landon	35,000	2.3%			24.35	April 15, 2012		$477,068
Michael J. Leedy	40,000	2.6%			$24.35	April 15, 2012		$545,220

(1)	The grant date present value was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 4.6%; no dividend yield; volatility factor of the expected market price of the Company’s common stock of 0.629; weighted-average expected life of the options of five years; and an expected forfeiture rate of approximately 10.2%.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table provides certain information on the exercise of options during Fiscal 2002 and the number and value of stock options held by the executive officers named in the Summary Compensation Table at February 1, 2003.

	Shares Acquired on Exercise (#)	Value Realized $	Number of Unexercised Options at February 1, 2003 (#)		Value of Unexercised In-The-Money Options at February 1, 2003 ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L Schottenstein	—	—	941,934	301,200	$10,252,574	$573,897
Roger S. Markfield	—	—	690,603	603,900	$696,530	$348,248
James V. O’Donnell	—	—	327,600	572,400	—	—
Susan P. Miller	16,252	$329,760	25,642	82,802	$34,135	$105,501
Laura A. Weil	—	—	225,079	180,760	$884,733	$149,959
Howard Landon	—	—	19,967	65,200	$66,244	$65,375
Michael J. Leedy	15,750	$167,272	61,680	89,819	$93,749	$96,619

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at February 1, 2003 of $17.00. An option is in-the-money if the fair market value of the underlying shares exceeds price of the option.

EQUITY COMPENSATION PLAN TABLE

The following table sets forth additional information as of February 1, 2003, about shares of the Company’s common stock that may be issued upon the exercise of options and other rights under the Company’s existing equity compensation plans and arrangements, divided between plans approved by the Company’s stockholders and plans or arrangements not submitted to the Company’s stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	8,600,438	$19.83	3,140,304
Equity compensation plan not approved by stockholders (2)	20,400	N/A	N/A

Total	8,620,838	$19.83	3,140,304

(1)	Equity compensation plans approved by stockholders include the 1994 Stock Option Plan and the 1999 Stock Incentive Plan.

(2)	Equity compensation plan not approved by stockholders includes the 1994 Restricted Stock Plan.

The following “Compensation Report of the Board of Directors” and “Performance Graph” shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

General.    The key components of the Company’s executive officer compensation include both short-term and long-term components. Short-term compensation consists of an executive officer’s annual base salary and annual cash bonus. Long-term, equity-based compensation can include grants of restricted stock and stock options awards. The Compensation Committee has the authority to advise the Chairman with respect to the Company’s overall compensation policy, including compensation of senior management. Beginning in Fiscal 1998, the Board of Directors modified its historical delegation to the Chairman of the Board of the authority to establish the annual salary and bonus compensation of the officers of the Company, other than the Chairman’s compensation, with the implementation of the Company’s annual incentive bonus or Management Incentive Plan, as amended (the “Incentive Plan”). The Compensation Committee of the Board of Directors also has the authority to grant awards in the form of stock options, stock appreciation rights, restricted stock awards, performance units, or performance shares under the Company’s 1999 Stock Incentive Plan, as amended (the “Stock Plan”).

Chief Executive Officer’s Compensation.    Beginning in 1994, the year that the Company went public, Jay L. Schottenstein, the Company’s Chairman and former Chief Executive Officer, began receiving a salary in the amount of $250,000 per year. The Board of Directors did not change the Chairman’s annual salary during Fiscal 2002. The Compensation Committee did grant the Chairman options to purchase 30,000 shares, at market value, pursuant to the Stock Plan during Fiscal 2002. The Compensation Committee’s determination to grant such options was based on a number of factors, including the fact that the Chairman has never received an annual salary increase or an annual bonus, as well as the Compensation Committee’s subjective perception of the Chairman’s performance and his historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

Roger S. Markfield serves as President and Co-Chief Executive Officer of the Company. During Fiscal 2002, his base salary was $900,000, a 12.5% increase from Fiscal 2001. The Compensation Committee granted Mr. Markfield options to purchase 300,000 shares, at market value and an award of restricted stock pursuant to the Stock Plan. Additionally, the Compensation Committee fixed a target cash bonus pursuant to the Incentive Plan. The Committee set performance goals for the restricted stock and cash bonus, which were not met. Accordingly, no cash bonus was paid and the restricted stock was forfeited. Mr. Markfield’s compensation for Fiscal 2002 was based on the Compensation Committee’s subjective perception of his performance and his historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

James V. O’Donnell serves as Co-Chief Executive Officer of the Company. During Fiscal 2002, his base salary was approximately $800,000, a 12.3% increase from Fiscal 2001. The Compensation Committee granted Mr. O’Donnell an award of restricted stock pursuant to the Stock Plan and fixed a target cash bonus pursuant to the Incentive Plan. The Committee set performance goals for the restricted stock and cash bonus, which were not met. Accordingly, no cash bonus was paid and the restricted stock was forfeited. Mr. O’Donnell’s compensation for Fiscal 2002 was based on the Compensation Committee’s subjective perception of his performance and his historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

Executive Officer Compensation.    The Fiscal 2002 base salaries for the executive officers named in the Summary Compensation Table were determined by the Chairman and approved by the Compensation Committee as a part of the Incentive Plan. Bonuses earned under the Incentive Plan are included in the Summary Compensation Table for the fiscal year that they were earned. The Incentive Plan was developed by the Compensation Committee with the assistance of an outside compensation consultant. As a part of the Incentive Plan, the Compensation Committee fixed annual bonus payments equal to varying percentages of base salary, with the bonus payments contingent on meeting performance goals set by the Committee. The determination of base salaries and bonus percentages was not based on specific objective criteria. No specific weight was given to any of the factors considered. Because the performance goals for Fiscal 2002 were not met, no bonuses were paid.

Stock Awards.    The Stock Plan was approved by the stockholders on June 8, 1999, and amended with approval of the stockholders on June 5, 2001, for the purpose of providing incentives to key employees of the Company and its affiliates, consultants who provide significant services to the Company and its affiliates, and directors of the Company who are not employees. The Plan is intended to motivate these individuals to further the growth and profitability of the Company. During Fiscal 2002, the Compensation Committee granted options, at market value, to executive officers as set forth above under “Options/SAR Grants in Last Fiscal Year” and made awards of restricted stock that were subject to performance goals. The restricted stock was forfeited because the performance goals were not met. The options become exercisable one-third each year and expire ten years from the grant date. The determination to grant the options and restricted stock was based on a number of factors, including recommendations of the Chairman and the Compensation Committee’s subjective perception of the individual’s performance and historical and anticipated future contributions to the success of the Company. The determination was not based on specific objective criteria and no specific weight was given to any of the factors considered.

The following members of the Board of Directors respectfully submit this report:

Jay L. Schottenstein	George Kolber	Martin P. Doolan	Thomas R. Ketteler
Roger S. Markfield	Ari Deshe	Gilbert W. Harrison	John L. Marakas*
James V. O’Donnell	Jon P. Diamond	Michael G. Jesselson*	David W. Thompson
Gerald E. Wedren*

*    Members of the Compensation and Stock Option Committee.

PERFORMANCE GRAPH

The following graph shows the percentage change in the cumulative total return performance to holders of the Company’s Common Stock with that of The Nasdaq Stock Market—U.S. Index and the Standard & Poor’s Specialty Apparel Index, both of which are published indexes. The Company’s Common Stock is traded on The Nasdaq National Market under the symbol “AEOS”. The comparison of the cumulative total returns for each investment assumes that $100 was invested in the Company’s Common Stock and the respective index on January 31, 1998.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG AMERICAN EAGLE OUTFITTERS, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P APPAREL RETAIL INDEX

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers and grants awards under the Company’s Incentive Plan and Stock Plan. The Compensation Committee consists of John L. Marakas, Gerald E. Wedren, and Michael G. Jesselson. None of the members are present or former officers of the Company or have affiliates that are parties to agreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Schottenstein-Deshe-Diamond families (the “families”) own 100% of SEI, Inc. As of March 1, 2003, the families, through their ownership of SEI, Inc., as well as personal holdings, beneficially owned 26.5% of the outstanding shares of Common Stock of the Company. As long as the families own a substantial portion of the Company’s voting shares, they will have significant influence over any action requiring stockholder approval.

The Company and its subsidiaries have certain relationships and transactions with other entities controlled by the families. The Company believes that the terms of these transactions are as favorable to the Company as those that could be obtained from third parties.

Office/Distribution Center Lease

The Company has an operating lease for its corporate headquarters and distribution center with Linmar Realty Company, a partnership owned indirectly by the families. The lease, which expires on December 31, 2020, provides for annual rental payments of approximately $2.4 million through 2005, $2.6 million through 2015, and $2.7 million through the end of the lease. Additionally, the Company is required to pay all real estate taxes, insurance, maintenance, and certain other expenses. For Fiscal 2002, the Company recorded $2.4 million of rent expense under the lease.

Merchandise Sell-Offs

The Company and its subsidiaries sell end-of-season, overstock and irregular merchandise to various parties, including VCD. These sell-offs are typically sold below cost and the proceeds are reflected in cost of sales. During Fiscal 2002 proceeds from sell-offs to VCDS were $7.6 million.

Other Services

SSC and its affiliates charge the Company for various professional services provided to the Company, including certain legal, real estate and insurance services. For Fiscal 2002, the Company paid approximately $0.5 million for these services.

During Fiscal 2002, the Company made an additional deposit of approximately $1.3 million during October 2002 to SSC for the acquisition of an interest in additional corporate aircraft. Additionally, the Company paid $1.0 million during Fiscal 2002 to cover its share of operating costs based on usage of the corporate aircraft.

Gilbert W. Harrison, a director of the Company, is Chairman and a principal owner of Financo, Inc. During Fiscal 2002, the Company paid $63,847 to Financo, Inc. for investment banking services.

PROPOSAL TWO:    APPROVAL OF THE AMERICAN EAGLE OUTFITTERS, INC. MANAGEMENT INCENTIVE PLAN

The American Eagle Outfitters, Inc. Management Incentive Plan, as amended (the “Incentive Plan”) was adopted, subject to stockholder approval, by the Board of Directors on April 13, 1998 and approved by stockholders on June 3, 1998. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officers and the four other most highly compensated executive officers of a public company. “Qualified performance-based compensation” is exempt from this limitation and is deductible. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation. The rules pertaining to Section 162(m) require stockholder approval of the material terms of the performance goals included in the Incentive Plan at least once every five years. In order to meet this requirement, the stockholders are being asked to approve the Incentive Plan, as amended.

The Incentive Plan is designed to (i) assist the Company in attracting, retaining and motivating employees, (ii) align participants’ interests with those of the Company’s stockholders and (iii) qualify compensation paid to Participants who are “Covered Officers” as defined in the Incentive Plan as “other performance-based compensation” within the meaning of section 162(m) of the Code, or any similar successor provision.

The following is a summary of the Incentive Plan, which is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement. Only key associates are eligible to participate in the Incentive Plan. Each key associate of the Company who is approved for participation in the Incentive Plan by the Compensation Committee (or under the authority conveyed by the Compensation Committee) shall be a participant as of the date designated. There were 26 individuals who participated in the Incentive Plan in Fiscal 2002 and there are 35 participants in the Incentive Plan in Fiscal 2003. Notice of approval for participation is given to each key associate so approved. The Compensation Committee may withdraw its approval for participation for a participant at any time. In the event of such withdrawal, the key associate concerned shall cease to be an active participant as of the date selected by the Compensation Committee and the key associate will be notified of such action.

Each Award to a Covered Officer must be based on one or more performance goals, the material terms of which must be disclosed to, and subsequently approved in a separate vote by, the stockholders before the Award is paid, unless they conform to one or any combination of the performance goals enumerated in Section 5.2 of the Incentive Plan. For each Award to a Covered Officer, the Compensation Committee must establish written performance goals prior to the completion of 25% of the period of time for which the goal applies, or such earlier date as required under Section 162(m) of the Code.

After the end of each performance period or such earlier date if the respective performance goals are achieved, the Compensation Committee shall certify to that effect in writing, prior to the unconditional payment of any Award. The Compensation Committee (or its designee) shall then determine the actual Award for each Participant relative to the level of achievement of the respective performance goals. The Compensation Committee, in its discretion, may cancel or decrease an Award, but may not under any circumstances increase an Award with respect to any participant who is a “Covered Officer.” Any other provision of the Incentive Plan notwithstanding, the maximum aggregate Award a participant may earn for a particular Fiscal Year is $3,000,000. The Incentive Plan allows participants to defer payment of Awards under a separate deferred compensation plan.

The Compensation Committee may modify or amend, in whole or in part, any or all of the provisions of the Incentive Plan, except as to those terms or provisions that are required by Section 162(m) of the Code to be approved by the Company’s stockholders.

No amounts were paid under the Incentive Plan to participants for Fiscal 2002 because performance goals were not met. For Fiscal 2003, Awards payable to covered officers are contingent upon approval of the Incentive Plan by stockholders and are determined with performance goals based on earnings per share criteria established by the Compensation Committee. In the event the Company’s earnings per share exceeds the minimum threshold established, the achieved earnings per share is used to determine the specified bonus percentage which, in turn, is multiplied by a Participant’s base salary to compute the bonus amount. The determination of the actual amounts earned, if any, in Fiscal 2003 will depend on the level of earnings per share achieved.

Approval of the Incentive Plan requires the affirmative vote of a majority of the voting power of the stockholders present or represented at the meeting and entitled to vote.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the American Eagle Outfitters, Inc. Management Incentive Plan, as amended.

PROPOSAL THREE:    REGARDING ADOPTION OF HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund 1 Center Street, New York, NY 10007, each the owner of more than $2,000 worth of American Eagle Outfitters stock, have indicated that their boards of trustees intend to submit the following stockholder proposal at the Annual Meeting:

Whereas, American Eagle Outfitters, Inc. currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Convention 29 and 105)

5.	There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

Therefore, be it resolved that shareholders request that the Company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

The Board of Directors recommends a vote “AGAINST” this stockholder proposal for the following reasons:

American Eagle Outfitters is firmly committed to the goal of using only the most highly regarded and efficient suppliers throughout the world. We require our suppliers to provide a workplace environment that not only meets basic human rights standards, but also one that complies with all local legal requirements and encourages opportunity for all, dignity and respect.

For many years, we have had a policy for the inspection of factories throughout the world where goods are produced to our order. This inspection process is important for quality control purposes, as well as customs compliance and human rights. Beginning in Fiscal 2001, we strengthened and formalized the process by developing and implementing a comprehensive vendor compliance program with the assistance of an internationally recognized consulting firm. This program contractually requires all suppliers to meet our global workplace standards, including human rights standards, as set forth in our Code of Conduct. The Code of Conduct is required to be posted in all factories in the local language. The program utilizes third party inspectors to audit compliance by vendor factories with our workplace standards and Code of Conduct.

We believe that the requested commitment called for by this stockholder proposal is duplicative of our existing efforts on workplace human rights. We think we can be most effective by continuing to focus our efforts on existing initiatives and policies, rather than introducing a new and duplicative statement of principles.

The Board of Directors recommends that stockholders vote “AGAINST” this stockholder proposal.

REPORT TO BE PRESENTED AT THE MEETING

At the meeting, the Company’s Fiscal 2002 Report will be presented to stockholders for the year ended February 1, 2003. This report contains financial statements and the report of Ernst & Young LLP, independent auditors, with respect to such financial statements. Fees during Fiscal 2002 were:

Description of Fees	Amount
Audit Fees, including related quarterly reviews	$190,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$130,500

All other fees were for international tax planning and tax consulting services.

It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. The Fiscal 2002 Report is not to be regarded as proxy soliciting material and the Company does not intend to ask, suggest, or solicit any action from the stockholders with respect to such report.

COST OF SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

STOCKHOLDER PROPOSALS

Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2004 must be received by the Company (addressed to the attention of the Secretary) on or before December 30, 2003. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the Proxy Rules of the Securities and Exchange Commission.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

The Company’s Annual Report for Fiscal 2002, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this Proxy Statement. Extra copies of the Annual Report, which includes the Company’s Report on Form 10-K to the Securities and Exchange Commission are available upon request, directed to Laura A. Weil, Chief Financial Officer of the Company, at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528, (724)-776-4857.

Appendix A

AMERICAN EAGLE OUTFITTERS, INC.

MANAGEMENT INCENTIVE PLAN

1.    NAME

The American Eagle Outfitters, Inc. Management Incentive Plan (the “Plan”).

2.    PURPOSE

The Plan is designed to (i) assist American Eagle Outfitters, Inc. in attracting, retaining and motivating employees, (ii) align Participants’ interests with those of the Company’s stockholders and (iii) qualify compensation paid to Participants who are “covered employees” as “other performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor statute of similar import.

3.    DEFINITIONS

“Award” means a payment subject to the provisions of the Plan.

“Base Salary” means as to a Performance Period, a Participant’s actual gross salary rate in effect on the Determination Date. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of salary pursuant to Company-sponsored plans, and excluding any vehicle, housing or similar allowances.

“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

“Board” means the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute of similar import.

“Committee” means the Compensation and Stock Option Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “disinterested person” as defined in Securities and Exchange Commission Rule 16b-3(c)(2)(i), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Code.

“Common Stock” means the common stock of American Eagle Outfitters, Inc., a Delaware corporation, its successors and assigns.

“Company” means American Eagle Outfitters, Inc., a Delaware corporation, its successors and assigns and any corporation which shall acquire substantially all its assets. In addition, Company shall include any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

“Covered Officers” means those Participants who the Committee will identify, not later than prior to completion of 25% of each Performance Period, whose compensation for that period is anticipated to be affected by the Section 162(m) limitation on the deductibility of compensation.

“Determination Date” means as to a Performance Period: (1) the first day of the Performance Period, or (2) such other date set by the Committee provided such date will not jeopardize the Plan’s Award to a Covered Officer as performance-based compensation under Section 162(m) of the Code.

“Eligible Position” means an employment position with the Company held by a key associate. The Committee or its designee determines Eligible Positions.

“Fiscal Year” means a fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

“Participant” means a key associate of the Company who has been approved for participation in the Plan by the Committee (or its designee) or a key associate of a partnership designated by the Committee which the Company maintains 50% or more profit sharing, loss sharing and ownership of capital interests or a key associate of a limited liability company in which the Company maintains a 50% or more ownership interest.

“Performance Period” means the Fiscal Year except in the following cases: (1) the associate’s service period within a Fiscal Year in the case of a new hire or promoted associate; or (2) a period of service determined at the discretion of the Committee (or its designee in the case of associates who are not Covered Officers).

4.    ELIGIBILITY AND PARTICIPATION

4.1    Approval.    Each key associate of the Company who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Notice of such approval shall be given to each key associate so approved following the date of approval.

4.2    Termination of Approval.    The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key associate concerned shall cease to be an active Participant as of the date selected by the Committee and the key associate shall be notified of such withdrawal as soon as practicable following such action.

4.3    Notification.    In general, it is expected that key associates who are to be Participants for a Performance Period shall be notified of that fact before the beginning of the Performance Period. However, the Plan reserves the right to include associates without prior notification.

4.4    Transfers In, Out of and Between Eligible Positions.

(1)    A key associate may be approved for participation during a portion of a Fiscal Year.

(a)    With respect to associates that are not Covered Officers, an associate newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least three months prior to the end of the Fiscal Year.

(b)    An associate (other than a Covered Officer) transferred out of an Eligible Position may receive a prorated Award at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

(c)    With respect to Covered Officers approved for participation during a portion of a Fiscal Year, see Section 5.3 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

(2)    Participants (which are not Covered Officers) transferring between Eligible Positions having different Award formulas will receive Awards prorated to months served in each Eligible Position. For Covered Officers transferring between Eligible Positions, Section 5.3 shall apply to each respective Performance Period applicable to the particular position.

4.5    Termination of Employment.    Unless otherwise determined by the Committee (or its designee in the case of Participants who are not Covered Officers), or as required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the day on which payments determined under section 6.2 are in fact made (or would have been made if a deferred payment election under section 6.3 had not been executed). The Committee shall have the discretion not to make or to reduce an Award for a Plan Year for a Participant whose employment with the Company terminated during the Plan Year due to retirement, disability, or death.

5.    DETERMINATION OF AWARDS

5.1    In addition to Section 4.5, Awards will vest solely on account of: (1) the attainment of one or more preestablished performance goals/targets and (2) the certification described in Section 5.6.

5.2    With respect to Awards for Covered Officers, the material terms of the performance goal(s) must be disclosed to, and subsequently approved by, the stockholders before the payout is executed, unless they conform to one or any combination of the following performance goals/targets:

(a)    Income (loss) per common share from continuing operations as disclosed in the Company’s annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) for a particular Performance Period, either basic or fully diluted and with or without expenses for stock options; or

(b)    Net income (loss) per common share as disclosed in the Company’s annual or quarterly report filed with the SEC for a particular Performance Period, either basic or fully diluted and with or without expenses for stock options; or

(c)    Income (loss) per common share from continuing operations as specified in (a), or net income (loss) per common share as specified in (b), in each case excluding (i) extraordinary charge(s); and/or (ii) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (iii) other unusual or infrequent items (whether gains or losses) which may be disclosed as a separate component of income or loss on the face of the income statement or as may be disclosed in the notes to the financial statements (hereinafter “EPS”); or

(d)    Earnings before interest, taxes, depreciation and amortization; or

(e)    Common Stock price; or

(f)    Total stockholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of stockholders; or

(g)    Net income; or

(h)    Percentage increase in comparable store sales as disclosed by the Company in an annual or quarterly report filed with the SEC or in a press release; or

(i)    Any of items (a) through (h) above with respect to any subsidiary, affiliate, business unit or business group of the Company whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meeting of stockholders; or

(j)    Any of items (a) through (i) above with respect to a Performance Period whether or not such information is included in the Company’s annual report to stockholders, proxy statement or notice of annual meetings of stockholders; or

(k)    Any of items (a) through (j) above excluding any expense for performance based cash or equity compensation, including without limitation, amounts payable under this Plan or the Company’s 1999 Stock Incentive Plan or any similar plan; or

(l)    Total Stockholder Return Ranking Position meaning the relative placement of the Company’s Total Stockholder Return compared to those publicly held companies in the company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than six (6) companies, including the Company.

With respect to per share items above, other terminology may be used for “income (loss) per common share” (such as “Basic EPS”, “earnings per common share”, “diluted EPS”, or “earnings per common share-assuming dilution”) as contemplated by Statement of Financial Accounting Standards No. 128.

5.3    Prior to the completion of 25% of the Performance Period or such earlier date as required under Section 162(m) of the Code, the Committee shall in its sole discretion, for each such Performance Period determine and establish in writing a performance goal or performance goals (in accordance with Section 5.2) applicable to the Performance Period to any Covered Officer. Within the same period of time, the Committee (or its designee) for each such Performance Period shall determine and establish in writing the performance goal(s) applicable to the Performance Period for Participants who are not Covered Officers. Such preestablished performance goal(s) must state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Participant if the goal(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, goals and Awards for any key associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Awards under Section 162(m) of the Code.

5.4    On or prior to the date specified in Section 5.3, the Committee, in its sole discretion, shall either (i) assign each Participant a target Award expressed as a percentage of Base Salary or a whole dollar amount (for Covered Officers, Base Salary must be fixed prior to the establishment of performance goals applicable to a particular Performance Period) or (ii) establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Officers. Each payout table or formula: (a) shall be in writing; (b) shall be based on a comparison of actual performance to the performance goals; (c) may include a “floor” which is the level of achievement of the performance goal in which payout begins; and (d) shall provide for an actual Award equal to or less than the Participant’s target Award, depending on the extent to which actual performance approached or reached the performance goal(s).

5.5    After the end of each Performance Period or such earlier date if the performance goal(s)/target(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Award, that the performance goal(s)/target(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Award for each Participant based on the payout table/formula established in section 5.4, as the case may be.

5.6    The Committee, in its discretion, may cancel or decrease an Award, but with respect to Covered Officers, may not under any circumstances increase such Award.

5.7    Any other provision of the Plan notwithstanding, the maximum aggregate Award a Participant may earn for a particular Fiscal Year is $3,000,000.

6.    PAYMENT OF INCENTIVE AWARDS

6.1    In General.    Once an Award has vested and the amount thereof determined, payment of the Award (or the portion thereof not deferred under section 6.3) shall be made pursuant to section 6.2 or, if properly and timely elected, shall be deferred in accordance with section 6.3.

6.2    Current Payment.    A Participant’s Award for a Performance Period, which is not deferred in accordance with the provisions of Section 6.3 hereof, and a Participant’s Award, whether or not he/she elected deferred payment thereof, for the Fiscal Year in which his/her employment terminates, shall be paid in cash to the Participant, or his/her Beneficiary in the event of his/her death, between the date on which certification by the Committee was made in accordance with section 5.5 and the 75th day (inclusive) following the end of the Performance Period. Should the Committee elect to postpone the payments for any reason, the Committee may, in its discretion, also elect to pay interest at a reasonable rate (consistent with Section 162(m) of the Code) for period between the 75th day following the end of the Performance Period and the day on which the payments are in fact made.

6.3    Deferral Plans.    The Committee, at its discretion, may provide deferral plans of which Awards under this Plan may be included, provided such deferral otherwise meets the requirements of Section 162(m) of the Code.

6.4    Beneficiary Designation.    A Participant may designate a Beneficiary who is to receive, upon his/her death or disability, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time, of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

6.5    Successors.    All obligations under the Plan shall be binding upon and inure to the benefit of any successor of the Company, whether such successor is the result of a direct or indirect purchase of all or substantially all of the business and assets of the Company or a merger, consolidation, or reorganization, or otherwise.

7.    RIGHTS OF PARTICIPANTS

No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein. Nothing contained in this Plan shall be construed to: (a) give any associate or Participant any right to receive any Award other than in the sole discretion of the Committee; or (b) give a Participant any rights whatsoever with respect to share(s) of Common Stock of the Company.

8.    NO EMPLOYEE RIGHTS

Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or to continue in the employ of the Company, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9.    ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may, from time to time, establish guidelines for the implementation and administration of the Plan that are not inconsistent with the provisions of the Plan.

10.    AMENDMENT OR TERMINATION

The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by Section 162(m) of the Code to be approved by the stockholders, or suspend or terminate it entirely; provided, however, that no such modifications, amendment, or suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any Award due and payable under the Plan at the time of such modification, amendment, or suspension or termination.

11.    COMPLIANCE WITH SECTION 162(m).

The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner to so comply.

12.    TAX WITHHOLDING

The Company shall have the right to deduct from all Awards any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments.

13.    EFFECTIVE DATE

The Plan shall be effective as of February 2, 2003, subject to approval and any modification by the Company’s stockholders no later than October 31, 2003.

DETACH CARD

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PROXY                                        AMERICAN EAGLE OUTFITTERS, INC.                                        PROXY

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Laura A. Weil, Neil Bulman Jr. and Dale E. Clifton, or any one of them, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York on Tuesday, May 27, 2003, at 1:00 p.m., local time, and at any adjournment or adjournments thereof as follows:

1.	Election of Directors	FOR all Class II nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐

(Instructions: Do not check “WITHHOLD AUTHORITY” to vote for only a certain individual nominee. To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below and check “FOR”).

John L. Marakas, Robert R. McMaster, Gerald E. Wedren, and Larry M. Wolf

2.	To approve the Company’s Management Incentive Plan, as amended, as required by IRC Section 162(m).

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	If presented at the annual meeting, to approve a stockholder proposal regarding adoption of human rights standards based on international labor organization conventions.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion to vote upon such other matters as may properly come before the meeting.

(Continued on other side)

DETACH CARD

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(Continued from other side)

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND THE COMPANY’S MANAGEMENT INCENTIVE PLAN AND “AGAINST” THE ADOPTION OF THE HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS.

Please sign and date this Proxy below and return in the enclosed envelope.

Date _________________________________, 2003

__________________________________________

(Signature)

__________________________________________

(Signature of joint owner)

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

This proxy is solicited on behalf of the Board of Directors.